Cellegy Announces Stockholder Approval of
Asset Sale To ProStrakan
Sale Includes Rights to Cellegesic™, Fortigel™, Tostrex™, and Tostrelle®

Huntingdon Valley, PA - November 22, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB), a specialty pharmaceutical company, announced today that at a special meeting of its stockholders held on November 22, 2006, the company’s stockholders approved the proposed sale to Strakan International Limited, a wholly owned subsidiary of ProStrakan Group plc (LSE: PSK), a publicly-traded pharmaceutical company based in the United Kingdom, of Cellegy’s rights to Cellegesic™ (nitroglycerin ointment), which is branded Rectogesic outside of the United States, Fortigel™ (testosterone gel), Tostrex™ (testosterone gel), Tostran™ (testosterone gel) and Tostrelle® (testosterone gel), and related intellectual property assets, pursuant to an asset purchase agreement between the two companies originally announced on September 27, 2006. The closing of the asset sale transaction is expected to occur in the near future following completion of the other closing conditions.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention; and, gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States.

For more information contact:

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(215) 529-6084	(215) 529-6084
www.cellegy.com